                                                                Exhibit 4(a)(a)

                         PRUCO LIFE INSURANCE COMPANY
                       2999 NORTH 44TH STREET, SUITE 250
                               PHOENIX, AZ 85014

                         HIGHEST DAILY LIFETIME 7 PLUS
                              SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-0001]

EFFECTIVE DATE: [Issue Date of the Rider]

[[SPOUSAL] DESIGNATED LIFE/LIVES]:

   [John Doe]         DATE OF BIRTH: [February 21, 1945]

   [[Mary Doe]        DATE OF BIRTH: [January 1, 1946]]

ROLL-UP RATE: 7.0% per year

ANNUAL INCOME PERCENTAGE:

      Attained Age of          Annual         Attained Age of          Annual
     Single Designated         Income         Younger Spousal          Income
           Life              Percentage       Designated Life        Percentage
---------------------------  ---------- ---------------------------  ----------
Less than 59  1/2                4%     Less than 59  1/2                4%
59  1/2 - 74                     5%     59  1/2 - 79                     5%
75 - 79                          6%     80 - 84                          6%
80 - 84                          7%     85 - 89                          7%
85 or more                       8%     90 or more                       8%

MINIMUM GUARANTEE PAYMENT: $100

GUARANTEED BASE VALUE MULTIPLIER:

                              Target     Guaranteed
                            Anniversary  Base Value
                               Date      Multiplier
                            -----------  ----------
                               10th        200%
                               20th        400%
                               25th        600%

PERIODIC VALUE CUT-OFF DATE: NOT APPLICABLE

TRANSFER ACCOUNT: AST Investment Grade Bond Portfolio. If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

CHARGE FOR THE RIDER: You have elected this Rider on a [Single Designated Life][Spousal Designated Lives] basis. Therefore the charge for the Rider is an annual rate of [0.70][.85]%.]

ANNUITY PAYMENT TABLE: The Annuity Payment Table below is used to compute the minimum annual amount of a single life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table and an interest rate of 3% per year in preparing the Annuity Payment Table.


P-SCH-HD7(2/09)                     1

                         HIGHEST DAILY LIFETIME 7 PLUS
                        SCHEDULE SUPPLEMENT (CONTINUED)

             Single Life Annuity Payment with 10 Payments Certain

       Age                 Male               Female              Unisex
       ---                 ----               ------              ------
                45               42.03               39.95               40.37
                50               44.98               42.43               42.94
                55               48.68               45.60               46.22
                60               53.45               49.71               50.46
                65               59.66               55.11               56.03
                70               67.55               62.27               63.34
                75               77.02               71.62               72.72
                80               87.48               83.01               83.94
                85               97.52               94.84               95.40
                90              105.41              104.20              104.46
                95              110.53              109.94              110.06

The Annuity Payment Tables below are used to compute the minimum annual amount of a joint and last survivor life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table and an interest rate of 3% per year in preparing the Annuity Payment Table.

     Joint and Last Survivor Life Annuity Payment with 10 Payments Certain

                                  Female Age

                45    50    55    60    65    70    75    80    85     90     95
               ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ ------
           45  39.26 40.38 39.45 40.19 40.79 41.24 41.56 41.78 41.92  41.99  42.02
           50  40.02 41.50 40.77 41.90 42.86 43.61 44.17 44.54 44.78  44.90  44.95
           55  38.76 40.35 42.00 43.62 45.09 46.32 47.26 47.92 48.33  48.54  48.63
           60  39.15 41.01 43.07 45.24 47.37 49.31 50.90 52.06 52.79  53.18  53.36
Male Age:  65  39.43 41.51 43.93 46.65 49.56 52.43 55.01 57.03 58.39  59.14  59.48
           70  39.63 41.86 44.57 47.77 51.45 55.41 59.32 62.69 65.11  66.52  67.20
           75  39.77 42.10 45.00 48.58 52.91 57.94 63.37 68.52 72.56  75.07  76.33
           80  39.85 42.26 45.29 49.11 53.92 59.84 66.72 73.86 79.99  84.06  86.23
           85  39.90 42.35 45.45 49.42 54.54 61.07 69.10 78.04 86.32  92.22  95.52
           90  39.93 42.40 45.54 49.59 54.88 61.76 70.52 80.75 90.76  98.26 102.64
           95  39.94 42.42 45.58 49.67 55.04 62.10 71.25 82.23 93.36 101.97 107.14

P-SCH-HD7(2/09)                     2

                         HIGHEST DAILY LIFETIME 7 PLUS
                        SCHEDULE SUPPLEMENT (CONTINUED)

Joint and Last Survivor Life Unisex Annuity Payment with 10 Payments Certain

             45    50    55    60    65    70    75    80    85     90     95
            ----- ----- ----- ----- ----- ----- ----- ----- ----- ------ ------
        45  37.32 38.09 38.74 39.25 39.63 39.91 40.10 40.23 40.30  40.34  40.36
        50  38.09 39.18 40.16 41.00 41.65 42.13 42.47 42.69 42.83  42.90  42.93
        55  38.74 40.16 41.57 42.85 43.93 44.77 45.37 45.77 46.01  46.14  46.19
        60  39.25 41.00 42.85 44.69 46.38 47.80 48.88 49.62 50.07  50.30  50.41
        65  39.63 41.65 43.93 46.38 48.85 51.13 53.01 54.38 55.25  55.71  55.92
        70  39.91 42.13 44.77 47.80 51.13 54.51 57.61 60.08 61.75  62.68  63.11
        75  40.10 42.47 45.37 48.88 53.01 57.61 62.29 66.44 69.52  71.35  72.25
        80  40.23 42.69 45.77 49.62 54.38 60.08 66.44 72.72 77.88  81.22  82.97
        85  40.30 42.83 46.01 50.07 55.25 61.75 69.52 77.88 85.42  90.70  93.65
        90  40.34 42.90 46.14 50.30 55.71 62.68 71.35 81.22 90.70  97.74 101.87
        95  40.36 42.93 46.19 50.41 55.92 63.11 72.25 82.97 93.65 101.87 106.85

For purposes of determining annuity payments using the above Annuity Payment Tables, we use the Annuitant's(s') Adjusted Age and Sex. The Adjusted Age is the age last birthday prior to the date on which the first Annuity Payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

Translation of Adjusted Age Table

Calendar Year in Which First Payment is Due                Adjusted Age
-------------------------------------------                ------------
Prior to 2010                                              Actual Age
2010 though 2019                                           Actual Age minus 1
2020 through 2029                                          Actual Age minus 2
2030 through 2039                                          Actual Age minus 3
2040 through 2049                                          Actual Age minus 4
2050 through 2059                                          Actual Age minus 5
2060 through 2069                                          Actual Age minus 6
2070 through 2079                                          Actual Age minus 7
2080 through 2089                                          Actual Age minus 8
2090 through 2099                                          Actual Age minus 9

P-SCH-HD7(2/09)                     3

                         HIGHEST DAILY LIFETIME 7 PLUS
                        SCHEDULE SUPPLEMENT (CONTINUED)

                         TRANSFER CALCULATION FORMULA

The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

  . C/u/ the upper target is established on the Effective Date and is not changed for the life of the guarantee.

  . C/us/ the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee.

  . C/t/ the target is established on the Effective Date and is not changed for the life of the guarantee.

  . C/l/ the lower target is established on the Effective Date and is not changed for the life of the guarantee.

  . L     the target value as of the current Valuation Day.

  . r     the target ratio.

  . a the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

  . V/V/  the total value of all elected Sub-accounts in the Annuity.

  . V/F/  the total value of all elected Fixed Rate Options in the Annuity

  . B     the total value of all Transfer Account allocations.

  . P the Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis equals the greater of (1)) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal after the Effective Date, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation, increased for additional Adjusted Purchase Payments and adjusted for Lifetime Withdrawals.

  . T     the amount of a transfer into or out of the Transfer Account

  . T/M/  the amount of a monthly transfer out of the Transfer Account

* Note: Lifetime Withdrawals of less than the Annual Income Amount do not reduce the Income Basis.

Daily Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the Variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

Target values are subject to change for new elections of the Rider on a going-forward basis.

   L = 0.05 * P * a

Daily Transfer Calculation:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

   Target Ratio r = (L - B) / (V\\V\\ + V\\F\\).

      . If on the third consecutive Valuation Day r > C\\u \\and r < C\\us\\ or if on any day r > C\\us\\ and transfers have not been suspended due to the 90% cap rule, assets in the permitted Sub-accounts are transferred to the Transfer Account.

      . If r < C\\l\\, and there are currently assets in the Transfer Account (B > 0), assets in the Transfer Account are transferred to the permitted Sub-accounts according to most recent allocation instructions.

P-SCH-HD7(2/09)                     4

                         HIGHEST DAILY LIFETIME 7 PLUS
                        SCHEDULE SUPPLEMENT (CONTINUED)

90% Cap Rule: If on any Valuation Day this Rider remains in effect, a transfer occurs which results in 90% of the Account Value being allocated to the Transfer Account, we will suspend any additional transfers into that Portfolio but will allow for transfers out of it. The suspension will be lifted once Account Value is transferred out of the Transfer Account due either to a Daily or Monthly Transfer Calculation.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T = Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
V\\F\\) * C\\t\\] / (1 - C\\t\\))Money is transferred from the elected Sub-accounts and Fixed Rate Options to the Transfer Account

T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))} Money is
transferred from the Transfer Account to the elected Sub-accounts

Monthly Transfer Calculation:

On each monthly anniversary of the Annuity Issue Date and following the Daily Transfer Calculation, the following formula determines if a transfer from the Transfer Account to the elected Sub-Accounts will occur:

If, after the Daily Transfer Calculation is performed,

{Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\* (V\\V\\+ V\\F\\) - L + B)/(1
- C\\u\\), then

T\\M\\ = {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} Money is transferred from the Transfer Account to the elected Sub-accounts.

P-SCH-HD7(2/09)                     5